                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration File No.: 333-61878

PROSPECTUS SUPPLEMENT
(To prospectus dated June 21, 2001)

                                   $4,000,000

                          LEHMAN BROTHERS HOLDINGS INC.
                THE DOW JONES GLOBAL TITANS 50 INDEX(SM) SUNS(R)
              STOCK UPSIDE NOTE SECURITIES (R) DUE FEBRUARY 9, 2010

                               ------------------

General:

o    Senior unsecured debt securities of Lehman Brothers Holdings.

o    Performance linked to the Dow Jones Global Titans 50 Index, as calculated by Dow Jones & Company, Inc.

o    Denominations: $1,000 and whole multiples of $1,000.

o    Stated maturity date: February 9, 2010, subject to postponement if a market disruption event occurs.

o    Valuation date: February 4, 2010, subject to postponement if a market disruption event occurs.

o    Participation rate: 128%

o    The notes have been approved for listing on the American Stock Exchange under the trading symbol "PSZ.F".

Payments:

o    No interest or other payments prior to maturity.

o    On the stated maturity date, Lehman Brothers Holdings will pay to you, per
     $1,000 note, the greater of:

(1)  $1,000; and

(2)  the alternative redemption amount.

The alternative redemption amount per $1,000 note will be equal to average closing index level - initial index level
$1,000 + ($1,000 x participation x ------------------------------------------------- )
                       rate                          initial index level

The initial index level is 193.81, the closing index level on the date of this prospectus supplement.

The average closing index level will be the arithmetic average of the closing index level on five annual dates, which shall be February 4 of each year, from and including February 4, 2006 to and including the valuation date, which will be three business days before the stated maturity date. The closing index level on any particular day will generally be the index level of the Dow Jones Global
Titans 50 Index on such day.

     Investing in the notes involves risks. Risk Factors begin on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                    PER NOTE        TOTAL
                                                   ----------   -------------

 Public offering price .........................       100%      $4,000,000
 Underwriting discount .........................       2.5%      $  100,000
 Proceeds to Lehman Brothers Holdings ..........      97.5%      $3,900,000

                               ------------------

Lehman Brothers Holdings has granted to the underwriter an option to purchase, within 13 days of the original issuance, up to an additional $600,000 aggregate principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about February 9, 2005.

                               ------------------

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus supplement and the accompanying prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                               ------------------

                                 LEHMAN BROTHERS

February 4, 2005

"SUNS" and "Stock Upside Note Securities" are trademarks of Lehman Brothers Inc.
"Dow Jones" and "Dow Jones Global Titans 50 Index" are servicemarks of Dow Jones
& Company, Inc. and have been licensed for use by Lehman Brothers Holdings Inc.
The notes, based on the performance of the Dow Jones Global Titans 50 Index, are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN
AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF
THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE
OFFER IS NOT PERMITTED.

                               ------------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----

                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

                                      S-2

                           SUMMARY INFORMATION -- Q&A

This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-7 to determine whether an investment in the notes is appropriate for you.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman
Brothers Holdings") whose value is linked to the performance of the Dow Jones
Global Titans 50 Index. See "The Dow Jones Global Titans 50 Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on February 9, 2010, subject to postponement if a market disruption event occurs on the valuation date.

WHO PUBLISHES THE DOW JONES GLOBAL TITANS 50 INDEX AND WHAT DOES THE DOW JONES
GLOBAL TITANS 50 INDEX MEASURE?

The Dow Jones Global Titans 50 Index is a 50-stock index that reflects the market performance of the world's leading multinational companies. The component companies are selected by Dow Jones & Company, Inc. ("Dow Jones") from the companies included in the Dow Jones World Index based on free-float market capitalization, revenues and net income. The component companies are headquartered around the world and do business internationally, and therefore provide exposure to a number of economies around the world. The component companies of the Dow Jones Global Titans 50 Index are typically leaders within their industries and rank among the world's largest companies. The stocks of such component companies are actively traded and are typically included among the core holdings of institutional portfolios.

Please note that an investment in the notes does not entitle you to any ownership or other interest in the common stocks of the companies included in the Dow Jones Global Titans 50 Index.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

None. No interest or other payments will be made on the notes before maturity.

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, the greater of:

o    $1,000; and

o    the alternative redemption amount.

The alternative redemption amount per $1,000 note will be equal to average
                                     closing
                                      index   -  initial index
                                    ( level          level    )
$1,000 + ( $1,000 x participation x --------------------------- )
                       rate             initial index level

The initial index level is 193.81, the closing index level on the date of this prospectus supplement.

The average closing index level will be the arithmetic average of the closing index levels on five annual dates, which shall be February 4 of each year, from and including February 4, 2006 to and including the valuation date, which will be three business days before the stated maturity date. The closing index level on any particular day will generally be the closing index level of the Dow Jones
Global Titans 50 Index on such day.

If any such day is not an exchange business day, or if the calculation agent determines that one or more market disruption events have occurred on one of these dates, the calculation agent will, subject to certain limitations, determine the closing index level for such date by reference to the closing index level on the next exchange business day on which there is not a market disruption event. Any such postponement of the date that would otherwise be the valuation date will cause the date you receive payment to be postponed until three business days after the date that the closing level for that final date is determined. In limited circumstances, the closing index level on any such measurement date may be adjusted.

                                      S-3

See "Description of the Notes--Determination of alternative redemption amount"
and "--Discontinuance of the Dow Jones Global Titans 50 Index; alteration of method of calculation" for details.

AMOUNT PAYABLE AT MATURITY--EXAMPLES

Here are four examples of hypothetical calculations of the amount payable per
$1,000 note on the stated maturity date.

EXAMPLE 1. ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE LEVEL OF THE DOW JONES
GLOBAL TITANS 50 INDEX INCREASES DURING THE FIRST 30 MONTHS TO A LEVEL OF 274.22
AND THEN DECREASES BACK TO ITS INITIAL LEVEL BY MATURITY AND THE AVERAGE CLOSING
INDEX LEVEL IS 228.29:

                                 [GRAPH OMITTED]

Alternative redemption amount per $1,000 note =

                            (228.29 - 193.81)
$1,000 +  ( $1,000 x 128% x ----------------- ) = $1,227.72
                                193.81

Amount payable at maturity = $1,227.72

As a result, on the stated maturity date, you would receive $1,227.72 per $1,000 note, because that amount is greater than the minimum amount payable of $1,000 per $1,000 note.

EXAMPLE 2. ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE LEVEL OF THE DOW JONES
GLOBAL TITANS 50 INDEX STEADILY INCREASES THROUGH MATURITY FROM ITS INITIAL
LEVEL TO A LEVEL OF 256.02 AND THE AVERAGE CLOSING INDEX LEVEL IS 231.87:

                                 [GRAPH OMITTED]

Alternative redemption amount per $1,000 note =

                            (231.87 -  193.81)
$1,000 + ( $1,000 x 128%  x ------------------ ) = $1,251.36
                                 193.81

Amount payable at maturity = $1,251.36

As a result, on the stated maturity date, you would receive $1,251.36 per $1,000 note because that amount is greater than the minimum amount payable of $1,000 per $1,000 note.

EXAMPLE 3. ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE LEVEL OF THE DOW JONES
GLOBAL TITANS 50 INDEX DECREASES THROUGH MATURITY FROM ITS INITIAL LEVEL TO A
LEVEL OF 125.98 AND THE AVERAGE CLOSING INDEX LEVEL IS 147.65:

                                 [GRAPH OMITTED]

Alternative redemption amount per $1,000 note =

                            (147.65 - 193.81)
$1,000 + ( $1,000 x 128% x  ----------------- ) = $695.14
                                 193.81

Amount payable at maturity = $1,000

As a result, on the stated maturity date, you would receive the minimum amount payable of $1,000 per $1,000 note because that amount is greater than $695.14.

EXAMPLE 4. ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE LEVEL OF THE DOW JONES
GLOBAL TITANS 50 INDEX DECREASES DURING MOST OF THE TERM OF THE NOTES AND THEN
INCREASES BACK ABOVE ITS INITIAL LEVEL AND THE AVERAGE CLOSING INDEX LEVEL IS
185.12:

                                 [GRAPH OMITTED]

                                      S-4

Alternative redemption amount per $1,000 note =

                            (185.12 - 193.81)
$1,000 + ( $1,000 x 128% x  ----------------- ) = $942.61
                                 193.81

Amount payable at maturity = $1,000

As a result, on the stated maturity date, you would receive the minimum amount payable of $1,000 per note because that amount is greater than $942.61.

                               ------------------

To the extent that the average closing index level differs from the levels assumed above, the results indicated above would be different.

HOW HAS THE DOW JONES GLOBAL TITANS 50 INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, on page S-21, showing the performance of the Dow Jones Global Titans 50 Index from January 1, 2000 through
February 4, 2005. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the Dow Jones Global Titans 50
Index so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the Dow Jones Global Titans 50 Index or the notes will perform in the future.

HOW WILL I BE ABLE TO FIND THE INDEX LEVEL AT ANY POINT IN TIME?

You can obtain the level of the Dow Jones Global Titans 50 Index at any time from the Bloomberg(R) service under the symbol "DJGT". You may also obtain the index level of the Dow Jones Global Titans 50 Index at any time from the Dow
Jones website at http://www.djindexes.com/mdsidx/index.cfm?event=
showGlobalTitans.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-7.

WHAT ABOUT TAXES?

The notes will be subject to U.S. Treasury regulations that apply to contingent payment debt instruments. As a result, although you will receive no cash payments during the term of the notes, you will be subject to federal income tax on the accrual of original issue discount in respect of the notes based on the
"comparable yield" of the notes, which will generally be the rate at which
Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes. In addition, gain and, to some extent, loss on the sale, exchange or other disposition of notes will generally be ordinary income or loss. See "United States Federal Income Tax Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high net worth clients and customers.
Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the
Asia Pacific region. See "Lehman Brothers Holdings Inc." and "Where You Can Find
More Information" on page 2 and 6, respectively, of the accompanying prospectus.

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities
Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers
Holdings at the following address, which replaces the address provided in the accompanying prospectus:

         Office of the Corporate Secretary
         399 Park Avenue
         New York, New York 10022
         (212) 526-0858

Lehman Brothers Holdings' principal executive offices are located at the following address, which likewise replaces the address provided in the accompanying prospectus:

         745 Seventh Avenue
         New York, New York 10019
         (212) 526-7000

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you at maturity. Potential conflicts of interest may exist between Lehman
Brothers Inc. and you as a beneficial owner of the notes. See "Risk
Factors--Potential conflicts of

                                      S-5

interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and "Description of the Notes--
Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.
However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they have begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

The notes have been approved for listing on the American Stock Exchange under the trading symbol "PSZ.F". You should be aware that the listing of the notes on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the notes.

                                      S-6

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the prices of the common stocks that make up the Dow Jones
Global Titans 50 Index and other events that are difficult to predict and beyond
Lehman Brothers Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS
HOLDINGS IN SEVERAL WAYS.

o    THE AVERAGE CLOSING INDEX LEVEL BASED ON THE FIVE ANNUAL CLOSING LEVELS MAY
     BE LESS THAN THE CLOSING LEVEL OF THE DOW JONES GLOBAL TITANS 50 INDEX AT
     THE STATED MATURITY DATE OF THE NOTES OR AT OTHER TIMES DURING THE TERM OF
     THE NOTES. Because the average closing index level will be calculated based on the closing level of the Dow Jones Global Titans 50 Index on five annual dates, the level of the Dow Jones Global Titans 50 Index at the stated
     maturity date or at other times during the term of the notes could be higher than the average closing index level as so calculated.

o    IF THE ALTERNATIVE REDEMPTION AMOUNT IS LESS THAN OR EQUAL TO $1,000 PER
     $1,000 NOTE, YOU WILL ONLY RECEIVE THE PRINCIPAL AMOUNT OF THE NOTE ON THE
     STATED MATURITY DATE. This may be true even if the closing level of the Dow
     Jones Global Titans 50 Index exceeds the initial index level at some time during the life of the notes.

o    THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE YIELD ON A
     CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman
     Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may only equal the principal amount, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of
     Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

o    NO INTEREST OR OTHER PAYMENTS WILL BE PAID ON THE NOTES PRIOR TO MATURITY.
     No interest or other payments will be made on the notes before maturity.
     However, because the notes will be classified as contingent payment debt instruments, you will be required to include the original issue discount in income during your ownership of the notes, subject to some adjustments. See
     "United States Federal Income Tax Consequences."

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE COMMON STOCKS THAT
MAKE UP THE DOW JONES GLOBAL TITANS 50 INDEX BECAUSE YOUR RETURN WILL NOT
REFLECT DIVIDENDS ON THOSE COMMON STOCKS. Your return on the notes will also not reflect the return you would realize if you actually owned the common stocks included in the Dow Jones Global Titans 50 Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you by reference to the level of the Dow Jones Global Titans 50
Index, which is calculated by reference to the prices of the common stocks in the Dow Jones Global Titans 50 Index without taking into consideration the value of dividends paid on that stock.

HISTORICAL VALUES OF THE DOW JONES GLOBAL TITANS 50 INDEX SHOULD NOT BE TAKEN AS
AN INDICATION OF THE FUTURE PERFORMANCE OF THE DOW JONES GLOBAL TITANS 50 INDEX
DURING THE TERM OF THE NOTES.

The trading prices of the securities underlying the Dow Jones Global Titans 50
Index will determine the index level. As a result, it is impossible to predict whether the index level will fall or rise. Trading prices of the securities underlying the Dow Jones Global Titans 50 Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves.

                                      S-7

THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE PUBLIC
OFFERING PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price, since the public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

THE NOTES MAY NOT BE ACTIVELY TRADED.

There may be little or no secondary market for the notes. Although the notes have been approved for listing on the American Stock Exchange, it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. Lehman
Brothers Inc. currently intends to act as a market maker for the notes, but it is not required to do so.

THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE
RELATED IN COMPLEX WAYS.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before the stated maturity date may be at a discount, which could be substantial, from their principal amount, if, at that time, the average closing index level is less than, equal to or not sufficiently above the initial index level at such time. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

o    VALUE. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the amount, if any, by which the average closing index level at any given point in time exceeds the initial index level. If you decide to sell your notes prior to the stated maturity date, you may receive substantially less than the amount that would be payable on the stated maturity date based on that average closing index level because of expectations that the average closing index level will continue to fluctuate until the alternative redemption amount is determined. If you decide to sell your notes when the average closing index level is less than the initial index level, you can expect to receive less than the principal amount of the note. Political, economic and other developments that affect the outlook for securities in the Dow Jones Global Titans 50 Index may also affect the average closing index level and could indirectly affect the value of the notes.

o    INTEREST RATES. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. interest rates change, the trading value of the notes may be adversely affected.

o    VOLATILITY OF THE DOW JONES GLOBAL TITANS 50 INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the level of the Dow Jones Global Titans 50 Index changes, the trading value of the notes may be adversely affected. Lehman Brothers
     Holdings is unable to predict the effect of these events on the future value or volatility of the Dow Jones Global Titans 50 Index.

o    MERGER AND ACQUISITION TRANSACTIONS. Some of the securities included in the
     Dow Jones Global Titans 50 Index may be affected by mergers and acquisitions, which can contribute to volatility of the Dow Jones Global
     Titans 50 Index. Additionally, as a result of a merger or acquisition, one or more securities in the Dow Jones Global Titans 50 Index may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the securities originally included in the Dow Jones Global Titans 50 Index.

o    TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

o    DIVIDEND YIELDS. If dividend yields on the securities included in the Dow
     Jones Global Titans 50 Index increase, the value of the notes

                                      S-8

     may be adversely affected because the Dow Jones Global Titans 50 Index does not incorporate the value of those payments.

o    LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS.
     Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

o    ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES.
     General economic conditions and earnings results of the companies whose securities are included in the Dow Jones Global Titans 50 Index and real or anticipated changes in those conditions or results may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN
SECURITIES MARKETS.

A substantial number of the securities included in the Dow Jones Global Titans
50 Index are issued by foreign companies and are denominated in foreign currencies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets may be more volatile than U.S. securities markets, and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volume in those markets. Also, there is generally less publicly available information about foreign companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in different respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

THE INDEX LEVEL AND THE VALUE OF THE NOTES MAY BE AFFECTED BY CURRENCY EXCHANGE
FLUCTUATIONS.

The Dow Jones Global Titans 50 Index includes the stocks of non-U.S. companies and the index level is calculated based on the trading prices of such stocks converted into U.S. dollars. The index level will therefore reflect variations in the exchange rates of various foreign currencies into U.S. dollars. As a result, the index level and an investment in the notes may be adversely affected by changes in exchange rates between the U.S. dollar and the relevant foreign currencies and the imposition or modification of exchange controls by either the
U.S. or foreign governments. In recent years, rates of exchange between the U.S.
dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the notes.

ADJUSTMENTS TO THE DOW JONES GLOBAL TITANS 50 INDEX COULD ADVERSELY AFFECT THE
VALUE OF THE NOTES.

The policies of Dow Jones concerning additions, deletions and substitutions of the securities underlying the Dow Jones Global Titans 50 Index and the manner in which Dow Jones takes account of certain changes affecting such underlying securities may affect the value of the Dow Jones Global Titans 50 Index. The policies of Dow Jones with respect to the calculation of the Dow Jones Global
Titans 50 Index could also affect the value of the Dow Jones Global Titans 50
Index. Dow Jones may discontinue or suspend calculation or dissemination of the
Dow Jones Global Titans 50 Index or materially alter the methodology by which it calculates the Dow Jones

                                      S-9

Global Titans 50 Index. Any such actions could affect the value of the notes.
See "Description of the Notes--Discontinuance of the Dow Jones Global Titans 50
Index; alteration of method of calculation" and "The Dow Jones Global Titans 50
Index."

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE
SECURITIES MAKE UP THE DOW JONES GLOBAL TITANS 50 INDEX.

Actions by these companies may have an adverse effect on the price of the common stock or any other equity securities underlying the Dow Jones Global Titans 50
Index, the Dow Jones Global Titans 50 Index and the notes. In addition, these companies are not involved in this offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers
Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of the notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated
maturity date.

LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES HAVE NO AFFILIATION WITH DOW JONES
AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

Dow Jones provides and services the Dow Jones Global Titans 50 Index. Lehman
Brothers Holdings and its affiliates are not affiliated with Dow Jones in any way (except for licensing arrangements discussed below in "The Dow Jones Global
Titans 50 Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Dow Jones Global Titans 50 Index.
See "Description of the Notes--Market disruption events" and "Description of the
Notes--Discontinuation of the Dow Jones Global Titans 50 Index; alteration of method of calculation." Dow Jones is not involved in this offering of the notes in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might affect the value of your notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Dow Jones Global Titans 50 Index or Dow
Jones contained in this prospectus supplement or any public disclosure of information by Dow Jones. You, as an investor in the notes, should make your own investigation into Dow Jones Global Titans 50 Index and Dow Jones.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS
LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes at maturity, whether adjustments should be made to the index level and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc.
and you. See "Description of the Notes--Payment on the stated maturity date,"
"Description of the Notes--Discontinuance of the Dow Jones Global Titans 50
Index; alteration of method of calculation" and "Description of the
Notes--Market disruption events."

PURCHASES AND SALES OF SECURITIES UNDERLYING THE DOW JONES GLOBAL TITANS 50
INDEX BY LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF
THOSE SECURITIES OR OTHER EQUITY SECURITIES OR THE LEVEL OF THE DOW JONES GLOBAL
TITANS 50 INDEX.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell securities underlying the Dow Jones Global Titans
50 Index or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those securities or the level of the Dow
Jones Global Titans 50 Index. See "Use of Proceeds and Hedging."

YOU HAVE NO SHAREHOLDER RIGHTS.

Investing in the notes is not equivalent to investing in the component stocks of the Dow Jones Global Titans 50 Index. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Dow Jones Global
Titans 50 Index.

FOR TAX PURPOSES, YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN
INCOME AND TO RECOGNIZE ORDINARY INCOME ON ANY DISPOSITION OF THE NOTES.

                                      S-10

For United States federal income tax purposes, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount. Although you will receive no cash payments during the term of the notes, you will be required to include this original issue discount in income during your ownership of the notes, subject to some adjustments, based on the "comparable yield" of the notes, which will generally be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the notes. See
"United States Federal Income Tax Consequences."

                                      S-11

                           USE OF PROCEEDS AND HEDGING

An amount equal to approximately 61% of the proceeds to be received by Lehman
Brothers Holdings from the sale of the notes may be used by Lehman Brothers
Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire securities included in the Dow Jones
Global Titans 50 Index. From time to time, Lehman Brothers Holdings or one or more of its subsidiaries may acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Dow Jones Global Titans 50 Index or those securities included in the Dow Jones Global Titans 50 Index, to hedge Lehman Brothers
Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See "Use of Proceeds and Hedging"
on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the securities included in the Dow Jones Global Titans 50 Index, Lehman Brothers
Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques.
Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those securities or in the futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the securities underlying the Dow Jones
Global Titans 50 Index, or futures or options contracts or other derivative or synthetic instruments related to those securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities that make up the Dow Jones Global Titans 50 Index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the securities that are included in the Dow Jones Global Titans 50 Index and, accordingly, increase or decrease the level of the Dow Jones Global Titans 50
Index. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the securities that make up the Dow Jones Global Titans 50 Index, these activities could have such an effect.

                       RATIO OF EARNINGS TO FIXED CHARGES

                  YEAR ENDED NOVEMBER 30,                   NINE MONTHS
     ------------------------------------------------          ENDED
     1999       2000        2001      2002       2003    AUGUST 31, 2004
     ----       ----        ----      ----       ----    ---------------
     1.12       1.14        1.11      1.13       1.29          1.39

                                      S-12

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o    the accompanying prospectus; and

o    this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman
Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt
Securities" beginning on page 8 of the accompanying prospectus. The notes are
"Senior Debt" as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to $4,000,000 ($4,600,000 if the underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of
$1,000.

INTEREST

None. No interest is payable on the notes or the principal amount of the notes.
Even though no payments will be made on the notes before maturity, you will be subject to federal income tax on the accrual of original issue discount with respect to the notes. See "United States Federal Income Tax Consequences."

PAYMENT ON THE STATED MATURITY DATE

The notes will mature on February 9, 2010, subject to postponement if a market disruption event occurs on the valuation date; see "--Determination of alternative redemption amount" below. You will be entitled to receive per $1,000 note, on the stated maturity date, the greater of:

o    $1,000; and

o    the alternative redemption amount, as described below.

If the alternative redemption amount per $1,000 note is less than or equal to
$1,000, you will be entitled to receive $1,000 per $1,000 note on the stated
maturity date.

DETERMINATION OF ALTERNATIVE REDEMPTION AMOUNT

The alternative redemption amount per $1,000 note will be determined by the calculation agent and will be equal to:

                                     average
                                     closing
                                      index  - initial index
                                    ( level       level      )
$1,000 + ( $1,000 x participation x -------------------------- )
                       rate            initial index level

The participation rate is 128%.

The initial index level is 193.81, the closing index level on the date of this prospectus supplement. The average closing index level will be the arithmetic average of the closing index levels on five annual dates, which shall be
February 4 of each year, from and including February 4, 2006 to and including the valuation date, which will be three business days before the stated maturity date. The closing index level on any particular day will generally be the closing index level of the Dow Jones Global Titans 50 Index on such day.

If the calculation agent determines that one or more market disruption events have occurred on one of these dates, the calculation agent will determine the closing index level for such date by reference to the closing index level on the next exchange business day

                                      S-13

on which there is not a market disruption event; provided, however, if a market disruption event occurs on each of the eight exchange business days following the originally scheduled valuation date, then (a) that eighth exchange business day shall be deemed the valuation date and (b) the calculation agent shall determine the closing index level based upon its good faith estimate of the value of the index on that eighth exchange business day. Any postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until three business days after the date that the closing index level for that final date is determined.

The "closing index level" of the Dow Jones Global Titans 50 Index (or any successor index) on any particular day means the closing level of the Dow Jones
Global Titans 50 Index as reported by Dow Jones (or of any successor index, as reported by the publisher of such successor index), on such day. An "exchange business day" means any day on which the Dow Jones Global Titans 50 Index (or any successor index) is announced by its publisher or is otherwise determined by the calculation agent as described in the following section.

DISCONTINUANCE OF THE DOW JONES GLOBAL TITANS 50 INDEX; ALTERATION OF METHOD OF
CALCULATION

If Dow Jones discontinues publication of the Dow Jones Global Titans 50 Index and Dow Jones or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Dow Jones Global Titans 50 Index, then the calculation agent shall determine each subsequent closing index level to be used in computing the alternative redemption amount by reference to the closing index level of such successor index on the applicable date.

Upon any selection by the calculation agent of a successor index, Lehman
Brothers Holdings will promptly give notice to the holders of the notes.

If Dow Jones discontinues publication of the Dow Jones Global Titans 50 Index and the calculation agent determines that no successor index is available at such time or if Dow Jones (or the publisher of any successor index) fails to calculate and announce a closing index level for the Dow Jones Global Titans 50
Index (or a successor index) on any date when it would ordinarily do so in accordance with its customary practice, the calculation agent will determine each subsequent closing index level to be used in computing the alternative redemption amount. In such circumstances, each such closing index level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones Global Titans 50 Index (or any successor index)
last in effect prior to such discontinuance, using the closing price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Dow
Jones Global Titans 50 Index (or any successor index) on the relevant exchange on which such security trades. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones Global Titans 50 Index may adversely affect the value of the notes. The "relevant exchange" for any security (or any combination thereof then included in the Dow Jones Global
Titans 50 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Dow Jones Global Titans 50 Index, any successor index or the closing index level on any particular day, is changed in a material respect, or if the Dow Jones Global Titans 50 Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones Global
Titans 50 Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising the Dow Jones Global Titans 50 Index or such successor index traded on any date the closing index level is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones Global Titans 50 Index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing index level on any particular day and the alternative redemption amount with reference to the Dow Jones Global Titans 50 Index or such successor index, as adjusted.

Accordingly, if the method of calculating the Dow Jones Global Titans 50 Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a level of the Dow Jones Global Titans 50 Index or such

                                      S-14

successor index as if it had not been modified (for example, as if such split had not occurred).

MARKET DISRUPTION EVENTS

A market disruption event with respect to the Dow Jones Global Titans 50 Index
(or any successor index) will occur on any day if the calculation agent determines in its sole discretion that any of the following have occurred:

o    A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the Dow Jones Global Titans 50
     Index or any successor index, by the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange. Limitations on trading during significant market fluctuations imposed pursuant to New York
     Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, quotation system or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B may be considered material.

o    A material suspension of, or limitation imposed on, trading in futures or options contracts relating to the Dow Jones Global Titans 50 Index or any successor index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for the securities that then comprise 20% or more of the Dow Jones Global Titans 50 Index or any successor index on the relevant exchanges on which those securities are traded, at any time during the one hour period that ends at the close of trading on such day.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the
     Dow Jones Global Titans 50 Index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one hour period that ends at the close of trading on such day.

o    The closure of the relevant exchanges on which the securities that then comprise 20% or more of the Dow Jones Global Titans 50 Index or any successor index are traded or on which futures or options contracts relating to the Dow Jones Global Titans 50 Index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges and (2) the submission deadline for orders to be entered into the relevant exchanges for execution at the close of trading on such day.

For purposes of determining whether a market disruption event has occurred:

o    the relevant percentage contribution of a security to the level of the Dow
     Jones Global Titans 50 Index or any successor index will be based on a comparison of (x) the portion of the level of the Dow Jones Global Titans
     50 Index attributable to that security and (y) the overall level of the Dow
     Jones Global Titans 50 Index, in each case immediately before the occurrence of the market disruption event; and

o    "close of trading" means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events have occurred in the past that would constitute market disruption events.
The existence or non-existence of such circumstances in the past, however, is not necessarily indicative of the likelihood of those circumstances occurring or not occurring in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

                                      S-15

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical average closing index levels:

o    the hypothetical percentage change from the initial index level;

o    the hypothetical alternative redemption amount per $1,000 note;

o    the percentage change of alternative redemption amount over $1,000;

o    the hypothetical total amount payable at stated maturity per $1,000 note;

o    the hypothetical total rate of return; and

o    the hypothetical annualized pre-tax rate of return.

                                                      PERCENTAGE     HYPOTHETICAL
                    HYPOTHETICAL    HYPOTHETICAL      CHANGE OF      TOTAL AMOUNT
                     PERCENTAGE      ALTERNATIVE     ALTERNATIVE      PAYABLE AT                      HYPOTHETICAL
  HYPOTHETICAL      CHANGE FROM      REDEMPTION       REDEMPTION        STATED        HYPOTHETICAL     ANNUALIZED
 AVERAGE CLOSING   INITIAL INDEX     AMOUNT PER      AMOUNT OVER     MATURITY PER    TOTAL RATE OF    PRE-TAX RATE
   INDEX LEVEL         LEVEL         $1,000 NOTE        $1,000        $1,000 NOTE        RETURN         OF RETURN
 ---------------- -------------- ----------------- -------------- ---------------- ----------------- ---------------

       0.00           -100.00%      $   (280.00)       -128.00%        $1,000.00           0.00%           0.00%
      38.76            -80.00            (24.00)       -102.40          1,000.00           0.00            0.00
      77.52            -60.00            232.00         -76.80          1,000.00           0.00            0.00
     116.29            -40.00            488.00         -51.20          1,000.00           0.00            0.00
     155.05            -20.00            744.00         -25.60          1,000.00           0.00            0.00
     193.81              0.00          1,000.00           0.00          1,000.00           0.00            0.00
     232.57             20.00          1,256.00          25.60          1,256.00          25.60            4.66
     271.33             40.00          1,512.00          51.20          1,512.00          51.20            8.62
     310.10             60.00          1,768.00          76.80          1,768.00          76.80           12.07
     348.86             80.00          2,024.00         102.40          2,024.00         102.40           15.14
     387.62            100.00          2,280.00         128.00          2,280.00         128.00           17.92

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and annualized pre-tax rate of return will depend entirely on the actual average closing index level and the amount payable on the stated maturity date determined by the calculation agent.
In particular, the actual average closing index level could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the amount payable on the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through
Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive on the stated
maturity date of the notes. The calculation agent will determine the alternative redemption amount and whether you will receive the alternative redemption amount or $1,000 per $1,000 note.

In addition, the calculation agent will determine, among other things:

o    whether adjustments are required to the index level under various circumstances;

o    the successor index if publication of the Dow Jones Global Titans 50 Index is discontinued;

o    the closing index level if no successor index is available or if Dow Jones or the publisher of any successor index, as the case may be, fails to

                                      S-16

     calculate and announce a closing index level on any date;

o    adjustments to the Dow Jones Global Titans 50 Index, the successor index or the closing index level if the method of calculating any of these items changes in a material respect or if the Dow Jones Global Titans 50 Index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the value of the Dow
     Jones Global Titans 50 Index, or successor index, as the case may be, had such changes or modifications not been made; and

o    whether a market disruption event has occurred;

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date and the date three business days before that date was the valuation date. If a bankruptcy proceeding is commenced in respect of Lehman
Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was on the stated maturity date and the date three business days before that date was the valuation date. See "Description of
Debt Securities--Defaults" beginning on page 13 of the accompanying prospectus.

                                      S-17

                      THE DOW JONES GLOBAL TITANS 50 INDEX

GENERAL

Lehman Brothers Holdings obtained all information regarding the Dow Jones Global
Titans 50 Index contained in this prospectus supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Dow Jones. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Dow Jones Global Titans 50 Index. The consequences of Dow Jones' discontinuing publication of the Dow Jones Global
Titans 50 Index are described in the section entitled "Description of the Notes
--Discontinuance of the Dow Jones Global Titans 50 Index; alteration of method of calculation." Lehman Brothers Holdings does not assume any responsibility for the accuracy or completeness of any information relating to the Dow Jones Global
Titans 50 Index.

The Dow Jones Global Titans 50 Index is a float-adjusted index comprised of the stocks of 50 of the world's largest and best known companies. The component companies are headquartered around the world and do business internationally, and therefore provide exposure to a number of economies around the world. As of
February 4, 2005, the component companies of the Dow Jones Global Titans 50 were headquartered in the following countries (with the number of component companies noted parenthetically): United States (29); United Kingdom (8); Switzerland (4);
Germany (2); the Netherlands (2); France (1); Italy (1); Finland (1); South
Korea (1) and Japan (1). The component companies of the Dow Jones Global Titans
50 Index are typically leaders within their industries and rank among the world's largest companies. The stocks of the component companies are actively traded and are typically included among the core holdings of institutional portfolios.

As of February 4, 2005, the component companies of the Dow Jones Global Titans
50 were as follows:

     Abbott Laboratories
     Altria Group Inc.
     American International Group Inc.
     Astrazeneca PLC
     Bank of America Corp.
     Barclays PLC
     BellSouth Corp.
     BP PLC
     Chevron Texaco Corp.
     Cisco Systems Inc.
     Citigroup Inc.
     Coca-Cola Co.
     DaimlerChrysler AG NA
     Dell Inc.
     Eli Lilly & Co.
     ENI S.p.A.
     Exxon Mobil Corp.
     General Electric Co.
     GlaxoSmithKline PLC
     HBOS PLC
     HSBC Holdings PLC (US Reg)
     ING Groep N.V.
     Intel Corp.
     International Business Machines Corp.
     Johnson & Johnson
     JPMorgan Chase & Co.
     Merck & Co. Inc.
     Microsoft Corp.
     Morgan Stanley
     Nestle S.A.
     Nokia Corp.
     Novartis AG
     PepsiCo Inc.
     Pfizer Inc.
     Procter & Gamble Co.
     Roche Holding AG Part. Cert.
     Royal Bank of Scotland Group PLC
     Royal Dutch Petroleum Co.
     Samsung Electronics Co. Ltd.
     SBC Communications Inc.
     Siemens AG
     Time Warner Inc.
     Total S.A.
     Toyota Motor Corp.
     UBS AG
     Verizon Communications Inc.
     Vodafone Group PLC
     Wal-Mart Stores Inc.
     Walt Disney Co.
     Wyeth

Dow Jones uses a multi-factor methodology to construct the Dow Jones Global
Titans 50 Index. Initially, all of the stocks of the Dow Jones World Index are included in an initial pool with a view towards ensuring that all potential component companies are liquid and representative of the global markets. The Dow
Jones World Index is a broad market benchmark that covers 34 countries and the
10 economic sectors, 18 market sectors, 51 industry groups and 89 subgroups defined by the Dow Jones Global Classification Standard. If a company does not generate revenue from outside its home country, it is removed from the initial pool. In addition, if a company has more than one class of stock in the

                                      S-18

initial pool, only the most liquid class of stock remains in the initial pool.

When the Dow Jones Global Titans 50 Index was created, the selection list for the initial component companies was derived from the initial pool and was comprised of the 100 companies in the initial pool with the largest free-float market capitalization. Companies on the selection list were then ranked by each of the following factors, weighed as indicated parenthetically: free-float market capitalization (60%); revenues (20%); and net income (20%). The top 50 companies based on this final rank were selected as the initial component companies of the Dow Jones Global Titans 50 Index. As used in this prospectus supplement, "free-float market capitalization" of a company is equal to its full market capitalization, adjusted to reflect the number of shares actually available to investors. Four different kinds of ownership are considered by Dow
Jones during the float adjustment process: cross ownership (shares that are owned by other companies, including banks and life insurance companies);
government ownership (shares that are owned by governments or their agencies);
private ownership (shares that are owned by individuals, families or charitable trusts and foundations); and restricted ownership (shares that are not allowed to be traded during a certain period of time). In determining a company's free-float market capitalization, if an entity or individual in any of the four categories mentioned above owns 5% or more of the company's outstanding shares, none of the shares owned by such entity or individual will be considered outstanding. However, no adjustment is made for ownership by institutional investors such as custodian nominees, trustee companies, mutual funds and investment companies. The number of outstanding shares will also be adjusted if a government has a foreign ownership restriction of 5% or more, in which case the lesser of the free-float shares outstanding or the portion that is available for foreign investment is used for index calculations. If a company's free-float market capitalization changes due to changes in its ownership structure, then the new free-float market capitalization amount will be effective as the next quarterly update of the Dow Jones Global Titans Index conducted by Dow Jones.

The composition of the Dow Jones Global Titans 50 Index is reviewed and revised annually in June based on the free-float market capitalization of the companies in the Dow Jones World Index as of the end of the preceding April. Each year the selection list for the Dow Jones Global Titans 50 Index is derived from the initial pool discussed above and is comprised of the stocks of the 50 component companies currently in the Dow Jones Global Titans 50 Index plus the stocks of the 50 largest noncomponent companies in the initial pool based on free-float market capitalization. All of the companies on the selection list are then ranked in the manner described in the preceding paragraph. The top 50 companies based on this ranking are initially selected as component companies. This initial selection is then finalized in the following manner: (i) any noncomponent company falling among the top 30 companies on the selection list will replace the lowest-ranked component company on the selection list; and (ii)
any component company that is not ranked among the top 70 companies on the selection list is replaced by the highest ranked noncomponent company on the selection list. Changes to the composition of the Dow Jones Global Titans 50
Index as a result of the annual review process are implemented in June after a minimum two-week notification period. In addition to the annual review process,
Dow Jones continually reviews the composition of the Dow Jones Global Titans 50
Index to reflect extraordinary corporation actions involving the component companies, such as mergers, takeovers, spinoffs, initial public offerings, delistings and bankruptcy filings, that affect a company's eligibility for inclusion in the Dow Jones Global Titans 50 Index and will make changes to the composition of the index when necessary.

The Dow Jones Global Titans 50 Index is weighted by free-float market capitalization, and the weighting of each component company is capped at 10% of the Dow Jones Global Titans 50 Index total free-float market capitalization. The component weights are reviewed and revised quarterly by Dow Jones in March,
June, September and December. In addition to the quarterly review process, these weights are reviewed and revised on a continuous basis to reflect changes of more than 10% in a component company's number of free-float shares outstanding and other changes in the number of free-float shares outstanding due to certain corporate actions.

Dow Jones uses a divisor to calculate the closing level of the Dow Jones Global
Titans 50 Index and it adjusts the divisor as needed to maintain the continuity of the index and to prevent distortions due to: changes in the composition of the index; changes in the weighting of the component companies (following quarterly reviews or changes of more than 10% in a component company's number of free-float shares outstanding); and corporate actions involving component companies such as mergers, spinoffs, rights offerings, share repurchases, public offerings, return of capital distributions, special cash distributions and special stock distributions of other stocks.

                                      S-19

Dow Jones calculates the closing level of the Dow Jones Global Titans 50 Index on each day on which the stocks of component companies accounting for at least
50% of the market capitalization of the Dow Jones Global Titans 50 Index are trading. For this purpose, Dow Jones uses a 24-hour dissemination period to reflect the inclusion of foreign securities in the Dow Jones Global Titans 50
Index. This means that the calculation of the index closing level for a particular trading day begins at 5:15 p.m., New York City time, on the preceding day and ends at 5:15 p.m., New York City time, on that trading day. The official closing level of the Dow Jones Global Titans 50 Index is calculated using the last traded price of each component company stock at the close of trading on its primary market during that day's dissemination period and is published at 5:30
p.m., New York City time. If, on a particular day, a security does not trade at all, or trading in a security is suspended before the opening of its primary market or the primary market for a security is closed due to a holiday, Dow
Jones will use the security's closing prices for the previous day to calculate the closing level for the Dow Jones Global Titans 50 Index for such day. All trading prices are converted into U.S. dollars and the closing level for a trading day is determined by using the last available currency quotes from
Reuters before 5:15 p.m., New York City time, on that trading day.

Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Dow Jones Global Titans 50 Index or any successor index. Dow
Jones does not guarantee the accuracy or the completeness of the Dow Jones
Global Titans 50 Index or any data included in the Dow Jones Global Titans 50
Index. Dow Jones assumes no liability, and disclaims all responsibility, for any errors, omissions, or disruption in the calculation and dissemination of the Dow
Jones Global Titans 50 Index. Dow Jones disclaims all responsibility for the manner in which the Dow Jones Global Titans 50 Index is applied in determining the amount payable at maturity.

HISTORICAL INFORMATION

The following table sets forth the high and low index level, as well as end-of-quarter closing index levels, of the Dow Jones Global Titans 50 Index for each quarter in the period from January 1, 2000 through February 4, 2005. The closing index level on February 4, 2005 was 193.81. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Dow Jones Global Titans 50 Index in the future. It is impossible to predict whether the level of the Dow Jones Global Titans 50
Index will rise or fall. The historical levels of the Dow Jones Global Titans 50
Index are not indications of future performance.

Lehman Brothers Holdings cannot give you any assurance that the level of the Dow
Jones Global Titans 50 Index will increase above the initial index level so that on the stated maturity date you will receive more than the minimum amount payable of $1,000 per $1,000 note.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                      S-20

                                                     HIGH        LOW     PERIOD-END
                                                  ----------  ---------  ----------

2000
First Quarter..................................     294.00      257.53     287.39
Second Quarter.................................     288.47      261.42     271.60
Third Quarter..................................     278.82      251.21     252.61
Fourth Quarter.................................     255.74      225.52     231.92

2001
First Quarter..................................     241.56      195.64     203.45
Second Quarter.................................     228.45      196.70     212.15
Third Quarter..................................     214.73      168.34     184.93
Fourth Quarter.................................     202.83      184.31     199.70

2002
First Quarter..................................     203.89      183.44     194.09
Second Quarter.................................     194.46      163.44     168.43
Third Quarter..................................     168.67      135.30     137.20
Fourth Quarter.................................     161.83      134.76     151.18

2003
First Quarter..................................     159.05      134.92     142.71
Second Quarter.................................     170.66      144.94     163.24
Third Quarter..................................     172.07      160.40     165.36
Fourth Quarter.................................     184.79      169.35     184.79

2004
First Quarter..................................     191.85      178.32     183.28
Second Quarter.................................     187.33      179.00     184.91
Third Quarter..................................     185.09      176.36     181.40
Fourth Quarter.................................     195.41      179.07     195.01

2005
First Quarter (through February 4, 2005).......     195.01      188.69     193.81

LICENSE AGREEMENT BETWEEN DOW JONES AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-exclusive license agreement with
Dow Jones providing for the license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones Global Titans 50 Index in connection with the notes.

The license agreement between Dow Jones and Lehman Brothers Holdings provides that the following language must be set forth in this prospectus supplement.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones' only relationship to Lehman Brothers Holdings is the licensing of certain trademarks, trade names, and service marks of Dow Jones and of the Dow Jones Global Titans 50 Index,
which is determined, composed, and calculated by Dow Jones without regard to
Lehman Brothers Holdings or the notes. Dow Jones has no obligation to take
Lehman Brothers Holdings' needs or the needs of holders of the notes into consideration in determining, composing, or calculating the Dow Jones Global
Titans 50 Index. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the alternative redemption amount. Dow Jones has no obligation or liability in connection with the administration, marketing, or trading of the notes.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF

                                      S-21

THE DOW JONES GLOBAL TITANS 50 INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES
SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW
JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY
LEHMAN BROTHERS HOLDINGS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY
FROM THE USE OF THE DOW JONES GLOBAL TITANS 50 INDEX OR ANY DATA INCLUDED
THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY
DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
OR USE WITH RESPECT TO THE DOW JONES GLOBAL TITANS 50 INDEX OR ANY DATA INCLUDED
THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE
ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR
CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.
THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN
DOW JONES AND LEHMAN BROTHERS HOLDINGS.

                                      S-22

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price, and it does not deal with special situations. For example, this summary does not address:

o    tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, investors in pass-through entities, tax-exempt entities or insurance companies;

o    tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o    tax consequences to holders of notes whose "functional currency" is not the
     U.S. dollar;

o    alternative minimum tax consequences, if any; or

o    any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United
States federal income tax consequences different from those discussed below.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income and estate tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for. United States federal income tax purposes:

o    an individual citizen or resident of the United States;

o    a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

o    an estate the income of which is subject to United States federal income taxation regardless of its source; or

o    a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a
     United States person.

A Non-United States holder is a holder of notes that is not a United States holder.

ACCRUAL OF INTEREST

The Treasury regulations that apply to contingent payment debt obligations will apply to the notes. All payments on the notes will be taken into account under these Treasury regulations. As discussed more fully below, the effect of these
Treasury regulations will be to:

o    require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

o    result in the accrual of original issue discount by you based on the
     "comparable yield" of the notes even though no cash payments will be made to you during the term of the notes; and

                                      S-23

o    generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange or other disposition of the notes.

Under the contingent payment debt regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the "comparable yield" of the notes, which will generally be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes.

Lehman Brothers Holdings is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that estimates the amount and timing of contingent payments on the notes. Lehman Brothers Holdings has determined that the comparable yield is an annual rate of 4.21%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 note is $1,231.30 due at maturity.
Lehman Brothers Holdings agrees and, by purchasing a note, you agree, for United
States federal income tax purposes, to be bound by Lehman Brothers Holdings'
determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers
Holdings in determining your interest accruals, and the adjustments thereto, in respect of the notes.

THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY
PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS
THEREOF IN RESPECT OF THE NOTES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING
THE ACTUAL AMOUNT OF THE PAYMENT ON A NOTE.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. Lehman Brothers Holdings is required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners.

If an actual contingent payment made on the notes differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual payment exceeds the projected contingent payment, will be treated as additional original issue discount in the current year. A negative adjustment will:

o    first, reduce the amount of original issue discount required to be accrued in the current year; and

o    second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note.

SALE, EXCHANGE OR OTHER DISPOSITION OF NOTES

Upon the sale, exchange or other disposition of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss.
Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note is generally increased by original issue discount you previously accrued on the note.

NON-UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a Non-United States holder of notes. Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company or, in certain circumstances, an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

                                      S-24

UNITED STATES FEDERAL WITHHOLDING TAX

The 30% United States federal withholding tax will not apply to any payment, including original issue discount, on a note under the portfolio interest rule provided that:

o    interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

o    you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings' voting stock within the meaning of the Code and the Treasury regulations;

o    you are not a controlled foreign corporation that is related to Lehman
     Brothers Holdings through stock ownership;

o    you are not a bank whose receipt of interest on a note is described in
     Section 881(c)(3)(A) of the Code;

o    any stocks underlying the Dow Jones Global Titans 50 Index remain actively traded on an established financial market within the meaning of Section
     871(h)(4)(C)(v)(I) of the Code and are not a United States real property interest as defined in Section 897(c)(1) of the Code; and

o    (1) you provide your name and address on an Internal Revenue Service
     ("IRS") Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder or (2) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments, including original issue discount, made to you will be subject to a 30% United States federal withholding tax, unless you provide Lehman Brothers Holdings with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States as described below under "United
States federal income tax". Alternative documentation may be applicable in certain situations.

UNITED STATES FEDERAL INCOME TAX

Any gain or income on a note will generally be subject to United States federal income tax if you are engaged in a trade or business in the United States, and gain or income on the notes is effectively connected with the conduct of that trade or business. In such case, you will be subject to United States federal income tax on such gain or income on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above under "United States federal withholding tax") in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your earnings and profit for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States.

UNITED STATES FEDERAL ESTATE TAX

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on a note, including original issue discount, would be eligible for exemption from the 30% withholding tax under the rules described in the bullet points above under "--Non-United States holders--United States federal withholding tax," without regard to the certification requirements of the sixth bullet point.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments Lehman Brothers Holdings makes to you and the proceeds from the sale of a note paid to you, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest income.

If you are a Non-United States holder of notes, Lehman Brothers Holdings must report annually to the IRS and to you the amount of payments Lehman Brothers
Holdings makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding

                                      S-25

may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding regarding payments Lehman Brothers
Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and
Lehman Brothers Holdings has received from you the statement described above under "Non-United States holders--United States federal withholding tax." In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                                      S-26

                          CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a "plan") to acquire or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code.
In this regard the U.S. Department of Labor, or DOL, has suggested that at the time of acquisition of any notes, no more than 15% of a plan's assets should be invested in the notes.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to
Title I of ERISA and/or Section 4975 of the Code ("ERISA plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3 (33)
of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition of the notes by an ERISA plan with respect to which the Lehman
Brothers Holdings Inc., Lehman Brothers Inc. or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless those notes are acquired pursuant to and in accordance with an applicable exemption. The DOL has issued prohibited transaction class exemptions, or "PTCEs", as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.

In addition, Lehman Brothers Holdings has obtained from the DOL an exemption from the prohibited transaction rules that, if the conditions set forth therein are satisfied, will provide relief to permit the purchase and holding of notes by an ERISA plan for whom we or one of our affiliates is a service provider.
This exemption was issued by the DOL pursuant to its "Expedited Exemption
Procedure" under PTCE 96-62. Copies of both the proposed and final exemption are available from Lehman Brothers Holdings upon request. Purchasers and holders of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the prohibited transaction or other rules of
ERISA, the Code or applicable similar laws, and nothing herein should be construed as a representation or suggestion by Lehman Brothers Holdings Inc.,
Lehman Brothers Inc. or any of their respective affiliates that the purchase or holding of the notes will satisfy any such rules.

Each purchaser and holder of the notes or any interest in the notes will be deemed to have represented by its purchase or holding of the notes that either
(1) it is not a plan or a plan asset entity and is not purchasing or holding those notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) the purchase or holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                                      S-27

                               BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, or
DTC, or its nominee. This means that Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with
DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants'
records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee.
Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. It is DTC's current practice, upon receipt of any payment, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or
Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o    DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o    Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a
"banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"
registered under the provisions of Section 17A of the Securities Exchange Act of
1934. DTC is owned by a number of its direct participants and by The New York
Stock Exchange, the American Stock Exchange and the National Association of
Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

                                      S-28

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two
European book-entry depositories similar to DTC), to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in
DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment.
After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant
U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the
Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or
Euroclear participant's account would instead be valued as of the actual settlement date.

                                      S-29

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, all of the notes.

The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated
on the cover page of this prospectus supplement; it may also offer notes to certain dealers at the same price less a concession not in excess of 2.5% of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

In connection with the offering, the rules of the Securities and Exchange
Commission permit the underwriter to engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is indicated on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither
Lehman Brothers Holdings nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Lehman
Brothers Holdings nor the underwriter makes any representation that the underwriter will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to $600,000 additional aggregate principal amount of notes solely to cover over-allotments.
To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and proceeds to Lehman Brothers Holdings would be $4,600,000, $115,000 and
$4,485,000, respectively.

The underwriter may not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Lehman Brothers Holdings will pay certain expenses, expected to be approximately
$40,000, associated with the offer and sale of the notes.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933.

The underwriting arrangements for this offering comply with the requirements of
Rule 2720 of the National Association of Securities Dealers, Inc. regarding a
National Association of Securities Dealers, Inc. member firm underwriting securities of its affiliate.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's or any selling group member's website and any information contained in any other website maintained by the underwriter or selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by Lehman Brothers Holdings or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                                      S-30

                                     EXPERTS

The consolidated financial statements and financial statement schedule of Lehman
Brothers Holdings as of November 30, 2003 and 2002, and for each of the years in the three-year period ended November 30, 2003, have been audited by Ernst &
Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman
Brothers Holdings' annual report on Form 10-K for the year ended November 30,
2003, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                                      S-31

                               [GRAPHIC OMITTED]

                                 $4,000,000

                          LEHMAN BROTHERS HOLDINGS INC.

                      DOW JONES GLOBAL TITANS 50 INDEX(SM)
              STOCK UPSIDE NOTE SECURITIES(R) DUE FEBRUARY 9, 2010

                                  -------------

                              PROSPECTUS SUPPLEMENT
                                FEBRUARY 4, 2005

                              (INCLUDING PROSPECTUS
                              DATED JUNE 21, 2001)

                                  -------------

                                 LEHMAN BROTHERS